F.Robbe
			      International
			     Attorneys At Law
            4040 MacArthur Blvd., Suite 1502 New Port, California 92660
                   Telephone: 949-660-1134/ Telefax: 949-660-8993

January 20, 2011

Board of Directors
Vibe Ventures Inc.
Room 1707, 17th Floor, CTS Center
219 Zhong Shan Wu Road
Guangzhou, PR China
510030

Re: Registration of Form S-1

Ladies and Gentlemen:

As special securities counsel to Vibe Ventures, Inc., a Nevada
Corporation, (the Company), we have examined the Companys certificate of incorporation, bylaws, and such other corporate records,documents and proceedings and such questions of law we have deemed relevant for the purpose of this opinion. We are providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Securities Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes and reported judicial decisions interpreting those laws. We express no opinion as to laws of any other jurisdiction. In our examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

We have also, as special securities counsel for the Company, examined, the initial version of its S-1 Registration Statement, (the Registration Statement), covering the registration of up to 2,000,000 shares of the Companys common stock, $0.001 par value per share, (the Common Stock), on a self-underwritten no minimum basis, all in connection with the Companys initial filing of the Registration Statement with the Commission, and for no other purpose.




Board of Directors
Vibe Ventures Inc.
January 20, 2011
Page Two


On the basis of such examination, we are of the opinion that:

1.	The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2.	The Company has an authorized capitalization of 75,000,000 shares of
Common Stock, $0.001 par value.

3.	The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada.

4.	We are of the opinion that all of the Registered Shares, once issued, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada.

This opinion is furnished to you in connection with the initial filing of the Registration Statement, dated January 20, 2011, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof.

Very truly yours,

F. ROBBE INTERNAITONAL
ATTTORNEYS AT LAW


/s/ Fletcher A. Robbe

Fletcher A. Robbe, Esq.